Exhibit 99.2

April 13, 2015

To My Fellow Shareholders:

It has been 17 years since I joined the Best Buy Board of Directors. In that time I have had great pride in my association with this company and deep admiration for what it has been able to accomplish. Best Buy is a genuine American success story and it has been enormously gratifying to play even a small role in its journey.

In recent years that journey has included a number of steep challenges. However, we have been fortunate to have guiding us Hubert Joly, our president and CEO. Only months after taking the helm in the fall of 2012, he stood before investors and laid out the framework for a return to growth. He called this effort “Renew Blue” and the company has followed this path as it took us from turnaround to transformation.

Since launching Renew Blue customer satisfaction has improved, vendor relationships have been strengthened, employee morale is up, investors have seen a meaningful return, and Best Buy continues to act as a leader in protecting our planet’s resources.

Each of these successes mirror closely what we said we would do:

•	We said we would focus on the customer experience and we have in the form of refreshed stores and a revitalized ecommerce platform.

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We said that stronger vendor partnerships were key to profitable growth and that point has been well proven in the form of the successful in-store vendor experiences established with companies like Microsoft, Samsung and Sony.

•	We said we would focus on core parts of our business and did just that with the sale of our businesses in Europe and China.

•	We told investors that we would restore the strength of our balance sheet and we took our cash position from approximately $1.4 billion at the end of fiscal 2013 to our current balance of $4 billion.

Hubert would be the first to say that he was not alone in achieving these successes. He is fortunate to have working with him perhaps the most effective management team in corporate America today. In fact, there are a handful of companies in this country that are well known for their successful turnaround and, with an executive team like Best Buy’s, I am confident our company will someday join this impressive list.

As I look to summarize for my fellow shareholders where Best Buy is, and where I believe it is going, I would say the following:

•	Our accomplishments of the past few years were the result of action, not a lot of talk.

•	Our key decisions were made as the result of strategic thinking, not blind obedience to conventional wisdom.

•	Our commitment to the shareholder has been framed by the pursuit of long-term value, not short-term reward.

I saw the same values and determination 17 years ago when I sat down for lunch with Best Buy’s Founder, Dick Schulze, and his trusted colleague, Elliot Kaplan. That day in March 1998, Dick invited me to join the Board, and, when I accepted, I could not have imagined how rewarding that decision would be. My thanks to Dick and Elliot for their faith in me and for their enduring friendship.

Now, nearly two decades later, I have decided it is time to retire from the Best Buy Board of Directors. This decision has been a hard one for me. I have enjoyed my time with this company more than I can express. As a man who has had more than his fair share of good fortune and rewarding experiences, I count the days spent with Best Buy as some of the most pleasant of my professional career.

As difficult as my decision was, it was made easier knowing that the chairman’s gavel goes to Hubert, a man of proven integrity, wisdom and energy. I am exceedingly pleased the Board has nominated him for this key role and know that he and Russ Fradin, who will serve as our Lead Independent Director, will carry on the work Hubert and I have partnered on.

The people of Best Buy are resilient and battle tested. They understand and embrace their unique role in the fabric of American culture and commerce. They are determined to do more than simply survive in a changing retail landscape; they are determined to thrive in it. And thrive they will, with the guidance of my colleagues on the Board, the professionalism of an exceptional management team and the support of you, the shareholder.

In the end, however, it is the 125,000 men and women of Best Buy in whose hands our company’s future truly rests. It is they in whom I have the greatest confidence and it is they who I offer this one final, grateful salute.

Respectfully,

Hatim Tyabji
Chairman, Best Buy Board of Directors